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                                                                    EXHIBIT 99.1




                                                        NEWS
_______________________________________________________________________________


FOR FURTHER INFORMATION CONTACT:

ALTERNATIVE LIVING SERVICES
Bill Lasky CEO - (414) 789-9565
Media contact - Gary Kastel, Director of Corporate Communications (414) 827-6927


STERLING HOUSE CORPORATION
Tim Buchanan Chairman and CEO - (316) 684-8300
Media contact - Robert P. Jones, Jill Ruja  Morgen-Walke Associates
(212) 850-5600




FOR IMMEDIATE RELEASE:




ALTERNATIVE LIVING SERVICES, INC. AND STERLING HOUSE CORPORATION AGREE TO MERGE

             FORMING THE NATION'S LARGEST ASSISTED LIVING COMPANY



Brookfield, Wisconsin (July 31, 1997) - Alternative Living Services, Inc. ("ALS") (AMEX:ALI) and Sterling House Corporation ("Sterling House") (AMEX:SGH), announced today that they have entered into a definitive merger agreement under which Alternative Living Services, Inc. will issue 1.1 shares of its common stock in exchange for each outstanding share of Sterling House common stock. The announcement was made jointly by William Lasky, President and Chief Executive Officer of ALS, and Timothy Buchanan, Chairman of the Board and Chief Executive Officer of Sterling House.


This strategic business combination will create the nation's largest assisted living company providing healthcare services both in terms of total revenues and residences in operation, as well as the largest operator of residences for individuals with Alzheimer's disease and other memory impairments.



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The combined company will have 178 residences in operation in 19 states with an aggregate capacity

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to accommodate approximately 8,000 residents.  The combined Company will have
66 residences under construction and 81 in development. Current annualized revenues of the combined Company are in excess of $115 million.

The boards of directors of ALS and Sterling House have each unanimously approved the merger agreement. The transaction is valued at approximately $170 million, including the assumption of all outstanding Sterling House indebtedness.

After the merger, there will be approximately 18.5 million shares of ALS common stock outstanding with a value, based on current market prices, of approximately $400 million. Holders of approximately 46% of the outstanding shares of Sterling House have agreed to vote their shares in favor of the merger, and each of ALS and Sterling House have granted to the other an option to purchase 19.9% of the outstanding common stock of the other under certain circumstances.

This business combination is intended to qualify as a tax-free reorganization and is expected to be accounted for as a pooling of interests. The parties contemplate closing the merger in the fourth quarter of 1997. Closing of the merger is subject to the satisfaction of customary conditions, including the receipt of stockholder and regulatory approvals. Schroder & Co. Inc. is acting as financial advisor to Sterling House. McDonald & Company Securities, Inc. is acting as financial advisor to ALS.

William Petty will continue to serve as Chairman, William Lasky as Chief Executive Officer, and Timothy Buchannan will join as President, of the combined Company. Steven Vick will continue to serve as President of Sterling House during the initial transition period and will then serve as Chief Operating Officer of the combined Company.

"We believe this strategic merger establishes a strong national platform which will serve to enhance shareholder value by bringing together two highly experienced management teams," Bill Lasky and Tim Buchanan stated. "These teams share a common vision to provide choice for our country's frail elderly with high quality healthcare services and attractive residential options," they said. "In addition, we believe the combined Company will derive significant economic benefits including certain operating synergies and increased access to traditional and capital financing sources," Lasky and Buchanan said.



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                             STATISTICAL SUMMARY

                                              ALS       SGH     COMBINED
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
Assisted Living Facilities                       92        86        178
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Assisted Living Units-Operating               4,384     3,196      7,580
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Assisted Living Units-Under Construction      1,703     1,074      2,777
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Assisted Living Units-Under Development       1,532     1,727      3,259
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States Served                                    15         6         19
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Employees                                     2,900     1,700      4,600
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

Alternative Living Services is among the nation's largest operators of assisted living residences. The Company offers four types of home-like residential models including the Clare Bridge residence for individuals with Alzheimer's disease and other dementias; and three models to serve the frail elderly: the Wynwood, a suburban, upscale residence; the WovenHearts, a residence for smaller communities; and, the Crossings, an apartment style residence.

Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties as detailed from time to time in each of ALS and Sterling Houses's SEC filings.